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Jzaneen Lalani Vice President, Legal Affairs (201) 802-7140	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Amends PDE4 Collaboration with Roche
Memory Pharmaceuticals Reacquires Rights to MEM 1414 and MEM 1917;
Roche Maintains Exclusive License to Other PDE4 Inhibitors under the Collaboration

Montvale, NJ – August 18, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has amended its PDE4 Collaboration with Roche to reacquire the right to develop and commercialize the PDE4 inhibitors MEM 1414 and MEM 1917, which Roche had been developing for the treatment of Alzheimer’s disease. In April 2005, Memory Pharmaceuticals announced that Roche had decided not to pursue further development of MEM 1414 and MEM 1917. Memory Pharmaceuticals will now evaluate the data previously developed for MEM 1414 and MEM 1917 to determine an appropriate plan for these drug candidates.

Under the amended collaboration, Roche will be granted an option, exercisable with respect to MEM 1414 or MEM 1917 following the completion of Phase II clinical trials for each drug candidate, to continue that drug candidate’s development and commercialization. Roche maintains its exclusive, worldwide license to develop and commercialize all other drug candidates from Memory Pharmaceuticals’ PDE4 inhibitor program.

“Over the last several months we have continued to work with Roche on the preclinical development of other advanced leads in the PDE4 Collaboration, while reaching an amendment to the PDE4 Collaboration that reflects both parties’ continuing commitment to the PDE4 target and the potential for the clinical development and commercialization of MEM 1414 and/or MEM 1917,” said Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. “We are pleased to move forward with our thorough evaluation of both of these drug candidates.”

If Roche exercises its option to obtain an exclusive license to MEM 1414 and/or MEM 1917 and continues the development and commercialization of either drug candidate, Memory Pharmaceuticals will be entitled to receive development-related milestone payments for specified events occurring after the initiation of Phase III clinical trials and royalties based on worldwide sales, at levels in excess of the payments specified in the original PDE4 Collaboration. In addition, under certain circumstances, Memory Pharmaceuticals will have the option to co-promote MEM 1414 and MEM 1917 in the United States.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations with Roche and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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